July 23, 2003

To our Shareholders:

As many of you are aware, in June HLM Design filed forms with the Securities Exchange Commission (SEC) and the American Stock Exchange (AMEX) seeking to delist from the AMEX. The SEC granted the Company’s request and as of July 23 we were delisted. Following delisting, we filed an additional form to deregister the Company with the SEC (Form 15). Deregistration will relieve the Company from the increasing burden and expense of being a public company in today’s regulatory environment, permitting management to allocate more time and money to revenue producing activities that increase our bottom line.

We believe it is in the best interest of the Company and you, our shareholders, to withdraw from public trading and to seek deregistration. We believe that our valuation will be higher than it has been as a publicly-traded company. A higher valuation will make it easier to pursue the growth strategies that have always been part of our vision for the Company.

Currently, our plans are to continue to have a majority of outside directors on the board. In addition, it is our current plan to have an annual audit and we are exploring periodic valuations, both of which would be prepared by an independent firm. The Company’s managed firm structure will remain the same.

Our commitment to helping our clients succeed, attracting and developing talent, and creating a profitable business environment continues. Our commitment to our shareholders remains steady.

As we move ahead, we would again like to thank you for your continued support and the effort you are making to help us realize our goals.

Sincerely,

Joseph M. Harris, AIA, RIBA

President / CEO